UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2011

Taylor Capital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50034	36-4108550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 8, 2011, the Company's Board of Directors declared a dividend on its outstanding shares of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") and 8% Non-Voting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E (the "Series E Preferred Stock" and together with the Series C Preferred Stock, the "Preferred Stock"). The dividend will be payable in the form of shares of the Company's common stock (or in the case of certain stockholders, shares of a non-voting Series G preferred stock that are convertible on a one-for-one basis of common stock). This stock dividend will be paid on July 15, 2011 to holders of record of shares of Preferred Stock as of June 30, 2011. For each 100 shares of Preferred Stock outstanding as of the record date the holder thereof will receive 5.747 shares of common stock or non-voting Series G preferred stock (or cash in lieu of any fractional share otherwise issuable to any holder). Accordingly, the Company will issue a total of 73,296 shares of common stock and 12,844 shares of Series G preferred stock.

The holders of outstanding shares of the Preferred Stock are entitled to receive, if declared by the Company's Board of Directors, out of assets legally available thereof, non-cumulative dividends accruing on the liquidation amount of $25.00 per share of Preferred Stock. Per the terms of the Preferred Stock, dividends are paid at a rate of 8% per annum quarterly in arrears on each January 15, April 15, July 15 and October 15. The Company's Board of Directors concluded that it is in the bests interests of the Company and its stockholders to declare a stock dividend in the manner described above in lieu of the cash dividend that otherwise would have been declared.

The number of shares of common stock or non-voting Series G preferred stock to be issued with respect to each outstanding share of Preferred Stock as of the record date was determined by dividing the non-cumulative cash dividend that otherwise would have been declared on such shares of $0.50 per share by $8.70, the closing bid price on the Nasdaq Global Select Market for a share of common stock as of June 7, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2011

TAYLOR CAPITAL GROUP, INC.

By:/s/ Randall T. Conte_____________________

Randall T. Conte

Chief Financial Officer